Exhibit 99.1

EBET Achieves Major Improvements in Net Loss and Adjusted EBITDA for Two Months Ended August 2022

Reports Significant Progress Reducing Net Loss and Increasing Adjusted EBITDA for First Two Months Under Profitability Plan, Reducing Net Loss for First Two Months of Q4 to $3.8 Million vs. Q3 Net Loss of $9.0 Million

LAS VEGAS, September 21, 2022 – EBET, Inc. (Nasdaq: EBET), a leading global provider of advanced wagering products and technology, announced today that it had made significant progress in reducing Net Loss and increasing Adjusted EBITDA for the two months ended August 2022. The company reported its Net Loss for this two-month period to be $3.8 million, with an Adjusted EBITDA that was approximately breakeven based on unaudited interim financial results (see “Reconciliation of GAAP Net Loss to Adjusted EBITDA” table below for details on this non-GAAP financial measure).

The company had a Net Loss of $9.0 million and negative Adjusted EBITDA of $4.0 million in the previous quarter. This represents an average turnaround of approximately $1.7 million per month in Net Loss and $1.4 million per month in Adjusted EBITDA for the two months ended August 2022.

Measures taken to impact the company’s Net Loss and Adjusted EBITDA included a realignment of resources to focus on revenue-generating wagering products, an elimination of non-material contracts, and a general reduction of operating costs.

“This represents significant progress for the company, as we have a two-month period of improved Net Loss and Adjusted EBITDA,” commented Aaron Speach, Chief Executive Officer of EBET. “I’m proud that the team was able to achieve such a massive turnaround in such a short period of time, as August was our first month implementing our new profitability plan. I am specifically encouraged and optimistic for our shareholders because we were able to achieve this despite the challenging global business environment. In the coming months, we look to scale all profitable revenue-generating wagering products as well as seek out new traffic-generating opportunities and partnerships. We are optimistic about our future and will continue to strive to create value for our EBET shareholders.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure of income and does not include the effects of preferred stock dividends, foreign currency gains/losses, derivative gains/losses, restructuring costs, interest and taxes. It also excludes the “non-cash” effects of depreciation and amortization on long-term assets as well as stock-based compensation. We believe that this non-GAAP financial measure, as presented, represents a useful method of assessing the performance of our operating activities, as they reflect our earnings trends without the impact of certain non-cash charges and other non-recurring charges. This non-GAAP financial measure is intended to supplement the GAAP financial information by providing additional insight regarding results of operations to allow a comparison to other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. However, these non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. Adjusted EBITDA should not be considered in isolation or as a substitute for any of the consolidated statements of operations prepared in accordance with GAAP, or as an indication of our operating performance or liquidity. The Adjusted EBITDA and Net Loss figures presented represent the unaudited results from July and August 2022 and should not be interpreted as providing guidance for future periods. Finally, we can also provide no assurance that these results will not change as a result of auditor findings during our annual audit of FY2022 financial results.

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Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)	Two Months ended August 31, 2022 (unaudited)	Three Months ended June 30, 2022 (unaudited)

Net loss	$(3,759)	$(8,979)
Interest expense	1,371	1,791
Depreciation and amortization	1,455	1,878
Derivative (gain)/loss	(38)	130
Foreign exchange (gain)/loss	(327)	67
Restructuring and other unusual charges	864	–
Stock-based compensation	481	1,091

Adjusted EBITDA	$47	$(4,022)

About EBET, Inc.

EBET operates and develops award-winning, groundbreaking and engaging wagering products for bettors around the world. The company is focused on bringing better entertainment and technology solutions to cater to the Millennial and Gen-Z demographics in the wagering space. EBET operates online sportsbook and casino brands Karamba, Hopa, Griffon Casino, BetTarget, Dansk777, GenerationVIP and Gogawi, which have over 1.4 million deposited customers in more than 15 countries. The company recently was awarded Esport Product of the Year at the 2021 SiGMA Europe and the 2022 SiGMA Asia and SiGMA Americas Awards. Its brand Karamba received SBC’s award for Innovation in Casino & Gaming Entertainment and the 2022 SiGMA Americas award for Online Casino of the Year. EBET, Inc. is listed on the Nasdaq under the symbol EBET (CUSIP 278700109). EBET, Inc. was previously Esports Technologies Inc. The name changed on May 5, 2022, to better reflect the company’s business and mission.

For more information, visit: https://ebet.gg/.

Forward-Looking Statements: This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements involve risks and uncertainties. Forward-looking statements include, without limitation, the outcome of the final audited financial statements for the periods presented and the Company’s ability to scale profitable revenue-generating wagering products as well as seek out new traffic-generating opportunities and partnerships. These statements relate to future events, future expectations, plans and prospects. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results or outcomes may prove to be materially different from the expectations expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed in the Company’s filings with the Securities and Exchange Commission, including as set forth in Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Contacts:

For Investors & Media:

Mark Thorne

CMO

mark.thorne@ebet.gg

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